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                                                                   EXHIBIT 99(b)


[LOGO OF CORECOMM INCORPORATED]                         CELLULAR COMMUNICATIONS
                                                             OF PUERTO RICO,INC.

                                                January 31, 1997


Dear Stockholder:

   We have today completed the previously announced corporate restructuring of Cellular Communications of Puerto Rico, Inc. (CCPR), and each share of CCPR you hold is now a share of CoreComm Incorporated (CoreComm), the new corporate entity created in that restructuring. CoreComm shares will trade on the Nasdaq National Market using the symbol "COMM" (cusip number 21868N 10 6). Since the restructuring was accomplished in a nontaxable transaction under section 251(g) of the Delaware General Corporation Law, your shares in CoreComm have the same rights as they had when they were shares in CCPR. THERE IS NO NEED TO EXCHANGE YOUR CCPR SHARE CERTIFICATES FOR NEW CORECOMM SHARE CERTIFICATES.

   As a result of the restructuring, CoreComm is now the parent holding company of CCPR. CCPR Services, Inc. (Services), a CCPR subsidiary, is the operating company for our present businesses in Puerto Rico and the U.S. Virgin Islands. At the same time as the restructuring, Services issued $200 million of 10% Senior Subordinated Notes due 2007, and prepaid all amounts outstanding under an existing revolving credit agreement. With $80 million from the proceeds of the issuance of the Notes, Services acquired from CCPR 21% of the interest held by CCPR in the San Juan Cellular Telephone Company, the partnership that holds the licenses to provide cellular service in the San Juan and Caguas regions of Puerto Rico. This acquisition payment was then distributed to CoreComm.

   As we announced in May and August 1996, the Board of Directors of CCPR has been examining various alternatives to increase stockholder value. The Board determined after review that the restructuring was the best means available to CCPR to accomplish this goal, while furthering long-term growth prospects.

   We believe that with this new holding company structure, we have greater flexibility to pursue business opportunities both inside and outside of our present markets. With this new flexibility we can now pursue opportunities within our traditional businesses as well as in new businesses.

                                                Very truly yours,


                                                /s/  George S. Blumenthal
                                                George S. Blumenthal
                                                Chairman of the Board


                    [BOTTOM PART OF LETTERHEAD OF CORECOMM]